Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This Agreement is between Michael Curcio (“Employee”) and E*TRADE Financial Corporation (the “Company”) and is effective on the eighth day after it is signed by Employee (the “Effective Date”), provided that Employee has not revoked this Agreement (by written notice as set forth below prior to such date).

1.	Cessation of Officer Status and Transition Period.

a.	Effective May 1, 2013, Employee ceased to be an officer of the Company but continues in the employment of the Company and shall remain in his capacity as President of E*TRADE Securities, LLC until such time as his successor has been named. Employee has agreed to remain employed by the Company for a transition period (the “Transition Period”) until July 31, 2013. During the Transition Period, Employee remains an at-will employee; provided that if Employee is terminated by the Company without Cause (as defined in the Employment Agreement) before July 31, 2013, Employee shall receive his salary as if he remained employed until July 31, 2013, and the amount of his prorated bonus received as severance pursuant to Section 3(b) below shall be calculated as if his Separation Date was July 31, 2013. The last date of Employee’s employment with the Company at the end of the Transition Period shall be the “Separation Date.”

b.	During the Transition Period, Employee will have such duties and responsibilities as established by the Company from time to time, including assisting in transitioning his duties. During the Transition Period, Employee will continue to receive his current base salary, payable in accordance with the Company’s normal payroll practices, and Employee will remain eligible to receive employee benefits in accordance with the Company plans or policies in effect from time to time.

2.	Separation from Service.

a.	On the Separation Date, Employee’s employment with the Company and its subsidiaries and affiliates shall terminate. On and after the Separation Date, Employee shall cease to be an employee or agent of the Company or any entity affiliated with the Company. As of the Separation Date, Employee shall be deemed to have resigned from any and all director, manager, officer or employee positions he may hold with the Company and any of the Company’s subsidiaries and affiliates, and Employee agrees to take any actions as may be requested by the Company to effect such resignations.

b.	Regardless of whether Employee signs or revokes the Separation Release, Employee shall receive all accrued and unpaid wages through the Separation Date.

3.	Consideration:

a.	If on or within 21 days after the Separation Date Employee signs the release of claims set forth in Exhibit A hereto (the “Separation Release”), and lets the Separation Release become effective without revoking as set forth therein (the “Release Effective Date”), the Company agrees to provide Employee with the following benefits in full satisfaction of any amounts payable under Employee’s employment agreement (the “Employment Agreement”) or any other contract, plan or arrangement with respect to termination benefits:

i.	a lump sum cash severance payment of $1,650,000, representing one times Employee’s annual salary and target bonus, which payment shall be paid within 30 days following the Separation Date;

ii.	a lump sum cash payment equal to (i) the number of calendar days from January 1, 2013 to the Separation Date divided by (ii) 365 and multiplied by (iii) $1,150,000; provided that the Company’s performance, calculated by the Compensation Committee consistent with past practice, meets the target performance level for the year of termination, as determined at year-end; provided further that the foregoing payment shall be paid no later than March 15, 2014;

iii.	reimbursement for the cost of medical coverage at a level equivalent to that provided by the Company immediately prior to termination of employment, through the earlier of: (A) 12 months following the Separation Date, or (B) the time Employee begins alternative employment; provided that (x) it shall be the obligation of Employee to inform the Company that new employment has been obtained and (y) such reimbursement shall be made by the Company subsidizing or reimbursing COBRA premiums or, if Employee is no longer eligible for COBRA continuation coverage, or if such payments would subject the Company to any adverse tax treatment or other penalties, by a lump sum payment based on the monthly premiums immediately prior to the expiration of COBRA coverage; and

iv.	12 months’ accelerated vesting of outstanding options, restricted stock awards, restricted stock units and other equity awards (collectively, “Equity Grants”), such that as of the Release Effective Date, all such Equity Grants will be deemed vested to the extent such awards would have become vested on or before the first anniversary of the Separation Date; and

v.	only if Employee complies with the covenants set forth in Section 10 below, then on May 1, 2014, any Equity Grants that were unvested as of the Separation Date but did not accelerate pursuant to clause (iv) above (the “Additional Unvested Equity”) shall become fully vested.

b.	If a Change in Control is consummated during the Transition Period, then (x) the amounts set forth in clause (a) shall be revised such that (A) the amount in Section 3(a)(i) is $3,300,000 and (B) the number of months in Section 3(a)(iii) is 24 months instead of 12 months, and (y) the Additional Unvested Equity shall become fully vested on such Change in Control but only to the extent such Change in Control is also a “change in ownership”, “change in effective control” or “change in the ownership of a substantial portion of the assets” of the Company as defined in Section 409A of the Code.

4.	Release:

a.

In exchange for the benefits described in Section 3, above, Employee (including his successors and assigns) releases and absolutely discharges the Company (including its subsidiaries and other affiliated entities, and each of their respective shareholders, directors, employees, agents, attorneys, legal successors and assigns) (the “Company Parties”) from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have, against the Company Parties arising out of or relating to any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the date of execution of this Agreement by Employee, including, but not limited to, claims relating to the Employment Agreement or any other offer letter or employment agreement between Employee and the Company, the parties’ employment relationship, the termination of that relationship, the Employee’s purchase or right to purchase shares of the Company’s stock, and any claims of breach of contract, infliction of emotional distress, fraud, defamation, personal injury, wrongful discharge or age, sex, race, national origin, industrial injury, physical or mental disability, medical condition, sexual orientation or other discrimination, harassment or retaliation, claims under the federal Americans with Disabilities Act, Title VII of the federal Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (“ADEA”), 42 U.S.C. Section 1981, the federal Fair Labor Standards Act, the federal Employee Retirement Income Security Act, the federal Worker Adjustment and Retraining Notification Act, the federal Family and Medical Leave Act, the National Labor Relations Act, or any other federal, state or local law, all as they have been or may be amended, and all claims for attorneys fees and/or costs, to the full extent that such claims may be released (the “Release”).

b.	The Release does not apply to claims which cannot be released as a matter of law or indemnification of Employee provided by the Company’s bylaws, charter, other corporate or organizational documents or other agreement concerning indemnification (including the Company’s insurance policies). As set forth in Section 1 of the Employment Agreement, the rights of Employee to indemnification and D&O insurance coverage with respect to all matters, events or transactions occurring or effected during Employee’s period of employment with the Company shall survive the termination of Employee’s employment. The Release does not release the Company from any obligation expressly set forth in this Agreement. Employee acknowledges and agrees that, but for providing this waiver and release, he would not be receiving the economic benefits being provided under the terms of this Agreement.

c.	Employee understands that he is releasing claims that he may not know about and that it is Employee’s knowing and voluntary intent even though Employee recognizes that some day he may regret having signed this Agreement. Nevertheless, Employee is assuming that risk and agrees that this Agreement shall remain effective in all respects in any such case. Employee expressly waives all rights he might have under any law that is intended to protect Employee from waiving unknown claims.

5.	Reimbursements: Employee will be reimbursed for outstanding business expenses in accordance with the Company’s standard procedures. Employee will have 60 days from the Separation Date to submit all outstanding business expenses, if any, with appropriate documentation for reimbursement by the Company. Failure to submit documented business expenses for reimbursement within this time period will be considered a representation by Employee that he has been reimbursed for all business expenses.

6.	Benefits: Employee understands and acknowledges that, following the Separation Date, he shall be entitled to no benefits from the Company other than those expressly set forth in Section 3 and any vested benefits earned through the Separation Date under Company employee benefit plans in accordance with applicable terms thereof. Employee understands that he will receive no bonus payment for the 2013 fiscal year, except as set forth in Section 3.

7.	No Admission: This Agreement constitutes a mutually acceptable vehicle for effecting Employee’s departure from the Company and shall not be used or treated or deemed to be an admission of liability or responsibility on the part of any released person or entity.

8.	Confidentiality and Non-Solicitation Agreements: Employee acknowledges and agrees that he shall continue to be bound by and comply with Employee’s Agreement Regarding Employment and Proprietary Information and Inventions with the Company, as well as any other confidentiality, proprietary rights or similar agreements between Employee and the Company. Employee represents that on or promptly following the Separation Date he shall have returned all Company property, both physical and electronic, as the Company may request, and that he will maintain the confidentiality of all Company proprietary information.

9.	Mutual Non-Disparagement: Employee agrees that he shall not disparage the Company or its officers, directors, employees, products or services. The Company agrees that it will not (and will use reasonable efforts to cause its directors and officers not to) disparage Employee in the course of any authorized internal or external communication. Notwithstanding the foregoing, nothing contained in this Agreement will prohibit Employee or the Company from providing truthful testimony in any legal proceeding, communicating with any governmental agency or representative, making any truthful disclosure required or permitted under law, or complying with any regulatory request, subpoena or other legal process. Employee and the Company acknowledge that the Company will be required to disclose this Agreement and its terms in its public filings with the SEC.

10.	Agreement Not to Compete:

a.	During the Transition Period and through April 30, 2014, Employee shall not hold any position, or engage in any activities as an employee, agent, contractor, or otherwise, with Scottrade, TD Ameritrade or, with respect to Bank of America/Merrill Lynch, Merrill EDGE or its successor direct retail brokerage platform.

b.	Employee acknowledges that the restrictions contained in this Section 10, in view of the nature of the business in which the

Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and the Employee therefore acknowledges that, in the event of Employee’s violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief (without the posting of any bond) as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such a violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

c.	The invalidity or unenforceability of any provision or provisions of this Section 10 shall not affect the validity or enforceability of any other provision or provisions of this Section 10 or of this Agreement, which shall remain in full force and effect. If any provision of this Section 10 is held to be invalid, void or unenforceable in any jurisdiction, any court or arbitrator so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of this Section 10 and shall correspondingly modify the Company’s obligations under Section 3.

11.	Dispute Resolution: In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Employee and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted through the American Arbitration Association in New York, New York in accordance with its National Employment Dispute Resolution rules. Employee acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. In connection with any such arbitration, the Company shall bear all costs not otherwise borne by a plaintiff in a court proceeding. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising out of this Agreement.

12.	Certain Tax Considerations:

a.	Tax Withholding. All amounts referenced herein shall be subject to applicable tax withholding.

b.	Section 409A: (i) The payments under Section 3 are intended to qualify for the short-term deferral exception to Section 409A of the Code described in the regulations promulgated thereunder

(collectively, “Section 409A”) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in the Section 409A Regulations to the maximum extent possible. To the extent Section 409A is applicable to this Agreement, this Agreement is intended to comply with Section 409A, and shall be interpreted and construed and shall be performed by the parties consistent with such intent. To the extent any payment hereunder is determined to be deferred compensation subject to Section 409A, then to the extent required to avoid penalty under Section 409A, any such payment hereunder that could be paid in either of two taxable years shall be made in the second taxable year. Without limiting the generality of the foregoing, if Employee is a “specified employee” within the meaning of Section 409A, as determined under the Company’s established methodology for determining specified employees, on the date of termination of employment, then to the extent required in order to comply with Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following such termination date shall instead be paid (together with interest at the then current six-month LIBOR rate) on the first business day after the first to occur of (i) the date that is six months following Employee’s termination of employment and (ii) the date of Employee’s death. Except as expressly provided otherwise herein, no reimbursement payable to Employee pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of Employee’s employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Code.

c.

280G Limitation: If the payments and benefits provided to Employee under this Agreement, either alone or together with other payments and benefits provided to him from the Company (including, without limitation, any accelerated vesting thereof) (the “Total Payments”), would constitute a “parachute payment” (as defined in Section 280G of the Code) and be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Total Payments shall be reduced if and to the extent that a reduction in the Total Payments would result in Employee retaining a larger amount than if Employee received all of the Total Payments, in each case measured on an after-tax basis (taking into account federal, state and local income taxes and, if applicable, the Excise Tax). The determination of any reduction in the Total Payments shall be made at the Company’s cost by the Company’s independent public accountants or another firm designated by the Company and reasonably approved by Employee, and may be determined using reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company shall pay Employee’s costs incurred for tax, accounting and other professional advice in the event of a challenge of any such reasonable, good faith interpretations by the Internal Revenue Service.

13.	Entire Agreement; Miscellaneous: This Agreement, together with any confidentiality, proprietary rights and dispute resolution agreement between Employee and the Company, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations and agreements, whether written or oral, including the Employment Agreement. This Agreement may not be altered or amended except by a written document signed by Employee and an authorized representative of the Company. This Agreement may be signed in counterparts. This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York.

14.	Older Workers Benefit Protection Act: In accordance with the Older Workers Benefit Protection Act, Employee understands and acknowledges that he has been advised to consult an attorney before accepting this Agreement. Employee further understands and acknowledges that he or he has up to 21 days from the date this Agreement is presented to Employee to accept this Agreement by dating and signing a copy of this Agreement and returning it to the Company, although it may be accepted at any time within such period. Employee further understands that, once having accepted this Agreement, Employee will have an additional seven (7) days within which to revoke his acceptance, by delivering written notice of execution of the Agreement to Karl Roessner, General Counsel of the Company. If Employee revokes this Agreement during the seven-day period, Employee will not be eligible for and will be required to return all consideration received under this Agreement.

EMPLOYEE UNDERSTANDS THAT HE IS ENTITLED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN PARAGRAPH 3.

Employee:

/s/ Michael Curcio	Date: 06/11/13
Michael Curcio

E*TRADE Financial Corporation

By:	/s/ Paul Idzik	Date: 06/17/13
Name: Paul Idzik
Title: CEO

Exhibit A — Separation Date Release

This Release (this “Release”) is signed in exchange for the benefits described in Section 3 of the Transition and Separation Agreement, dated             , 2013 (the “Transition Agreement”), between Michael Curcio (“Employee”) and E*TRADE Financial Corporation (the “Company”) (the “Parties”). Terms used but not defined herein have the meaning given in the Transition Agreement.

1.	Release:

a.	In exchange for the benefits described in Section 3 of the Transition Agreement, Employee (including his successors and assigns) releases and absolutely discharges the Company (including its subsidiaries and other affiliated entities, and each of their respective shareholders, directors, employees, agents, attorneys, legal successors and assigns) (the “Company Parties”) from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have, against the Company Parties arising out of or relating to any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the date of execution of this Agreement by Employee, including, but not limited to, claims relating to the Employment Agreement or any other offer letter or employment agreement between Employee and the Company, the parties’ employment relationship, the termination of that relationship, the Employee’s purchase or right to purchase shares of the Company’s stock, and any claims of breach of contract, infliction of emotional distress, fraud, defamation, personal injury, wrongful discharge or age, sex, race, national origin, industrial injury, physical or mental disability, medical condition, sexual orientation or other discrimination, harassment or retaliation, claims under the federal Americans with Disabilities Act, Title VII of the federal Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (“ADEA”), 42 U.S.C. Section 1981, the federal Fair Labor Standards Act, the federal Employee Retirement Income Security Act, the federal Worker Adjustment and Retraining Notification Act, the federal Family and Medical Leave Act, the National Labor Relations Act, or any other federal, state or local law, all as they have been or may be amended, and all claims for attorneys fees and/or costs, to the full extent that such claims may be released (the “Release”).

b.	The Release does not apply to claims which cannot be released as a matter of law or indemnification of Employee provided by the Company’s bylaws, charter, other corporate or organizational documents or other agreement concerning indemnification (including the Company’s insurance policies). As set forth in the last paragraph of Section 1 of the Employment Agreement, the rights of Employee to indemnification and D&O insurance coverage with respect to all matters, events or transactions occurring or effected during Employee’s period of employment with the Company shall survive the termination of Employee’s employment. The Release does not release the Company from any obligation expressly set forth in the Transition Agreement. Employee acknowledges and agrees that, but for providing this waiver and release, he would not be receiving the economic benefits being provided under the terms of the Transition Agreement.

c.	Employee understands that he is releasing claims that he may not know about and that it is Employee’s knowing and voluntary intent even though Employee recognizes that some day he may regret having signed this Release. Nevertheless, Employee is assuming that risk and agrees that this Release shall remain effective in all respects in any such case. Employee expressly waives all rights he might have under any law that is intended to protect Employee from waiving unknown claims.

2.	Older Workers Benefit Protection Act: In accordance with the Older Workers Benefit Protection Act, Employee understands and acknowledges that he has been advised to consult an attorney before accepting this Release. Employee further understands and acknowledges that he or he has up to 21 days following the Separation Date to accept this Release by dating and signing a copy of this Release and returning it to the Company, although it may be accepted at any time within such period. Employee further understands that, once having accepted this Release, Employee will have an additional seven (7) days within which to revoke his acceptance, by delivering written notice of execution of the Release to Karl Roessner, General Counsel of the Company. If Employee revokes this Release during the seven-day period, Employee will not be eligible for and will be required to return all consideration received under Section 3 of the Transition Agreement.

EMPLOYEE UNDERSTANDS THAT HE IS ENTITLED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS RELEASE. EMPLOYEE IS SIGNING THIS RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN SECTION 3 OF THE TRANSITION AGREEMENT.

Employee:

Date:
Michael Curcio

12